Popular, Inc.

For Immediate Release

Contacts:

Investor Relations:
Jorge A. Junquera, Chief Financial Officer, Senior Executive Vice President
787-754-1685

Media Relations:
Teruca Rullán, Senior Vice President, Corporate Communications
787-281-5170 or 917-679-3596/mobile

Popular, Inc. Appoints Carlos J. Vázquez President of Banco Popular North America

San Juan, Puerto Rico – Tuesday, September 21, 2010 — Popular, Inc. (NASDAQ: BPOP) announced today the appointment of Carlos J. Vázquez as President of Banco Popular North America (BPNA), Popular’s U.S. mainland banking business. BPNA operates 97 branches across Southern California, Florida, Illinois, New Jersey and New York.

Vázquez has served since 2004 as head of the Consumer Lending Group at Banco Popular de Puerto Rico (BPPR), including the bank’s mortgage operations, and has been with Popular since 1997. In February 2010, he was also appointed to lead the Retail Banking Operations in the U.S. mainland. Vázquez is a member of the Corporation’s Credit Strategy and Asset and Liability Management Committees.

“We continue to take steps toward returning our U.S. operations to profitability with a branch-based model focused on strong relationships with clients and the communities we serve,” said Richard L. Carrión, Chairman and CEO of Popular. “Carlos has long been a valued member of our senior management team. He has a lot of banking experience and has quickly developed a solid relationship with our U.S. regions.”

Prior to joining Banco Popular, Vázquez spent 15 years at J.P. Morgan & Co. Inc. where he held various banking and capital markets positions, ending his career there as Regional Manager for Colombia, Venezuela, Central America and the Caribbean.

“I am fully committed to realizing BPNA’s value to Popular. With the sustained dedication of our colleagues in BPNA and the support of BPPR, we plan to continue to build lasting and mutually beneficial relationships in all our communities,” said Vázquez.

Gilberto Monzón, who is currently presiding over the Puerto Rico mortgage operations, will replace Vázquez as head of the Consumer Lending Group at Banco Popular de Puerto Rico.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 33rd by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

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